Exhibit 99.1

           Digital Recorders, Inc. Announces Third Quarter
                    2003 Earnings Conference Call

    DALLAS--(BUSINESS WIRE)--Nov. 4, 2003--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today that its senior management team will discuss third quarter 2003 earnings results, as well as the fiscal year 2003 outlook, during an investors' conference call Tuesday, Nov. 11, 2003, at 1 p.m. (Eastern).

    Participate via Telephone

    To listen to senior management's presentation and participate in the live questions-and-answers exchange, please call one of the following telephone numbers at least five minutes prior to the start time:

    --  Domestic, 888-858-4066, or

    --  International, 973-935-2404.

    Replay will be available Tuesday, Nov. 11, 2003 from 4 p.m.
(Eastern) until Tuesday, Nov. 25, 2003 at 11:59 p.m. (Eastern) via the following telephone numbers:

    --  Domestic, 877-519-4471 (Pin Number 4279525); or

    --  International, 973-341-3080 (Pin Number 4279525).

    Participate via Webcast

    To participate via webcast, please go to www.viavid.com, search for TBUS events, click on the third quarter 2003 event description, and register to participate. The webcast also will be accessible via the Company's corporate Web site, www.digrec.com. For the convenience of the Company's shareholders, the webcast will be archived for six months.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems -- enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lender. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.


    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com